Exhibit 2

FAIRNESS OPINION OF FINANCIAL ADVISOR

November 21, 2008

Board of Directors
Computer Horizons Corp.
2001 Route 46 East, Suite 310
Parsippany, New Jersey 07054

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the Cashed Out Shareholders and the Continuing Shareholders of the cash consideration proposed to be paid in connection with the Reverse Stock Split for the shares of Common Stock held by the Cashed Out Shareholders (all which will be described and defined below) as of November 21, 2008 (the “Opinion Date”).

Under the contemplated transactions, Computer Horizons would effect a reverse stock split of its outstanding common stock, par value $0.10 per share (the “Common Stock”), pursuant to which each shareholder that would be a record holder of less than one share of Common Stock as result thereof would be paid cash consideration in lieu of receiving such fractional share (the “Reverse Stock Split”) equal to $0.30 per share of Common Stock held by such shareholder immediately prior to the Reserve Stock Split and would no longer be a shareholder of Computer Horizons (each such shareholder being referred to herein as a “Cashed Out Shareholder”).  Immediately after the Reverse Stock Split, Computer Horizons would effect a forward stock split (the “Forward Stock Split” and, together with the Reverse Stock Split, the “Transactions”), with the result that all shareholders of Computer Horizons prior to the Reverse Stock Split other than the Cashed Out Shareholders (the “Continuing Shareholders”) would continue as shareholders of Computer Horizons after the Transactions with the same respective shareholdings as they held immediately prior to the Transactions.

The opinions expressed in this letter are subject to the assumptions and limiting conditions which are attached to this opinion as Exhibit I.  In connection with this opinion, we reviewed, among other things, the documents listed in Exhibit II to this opinion.

Board of Directors
Computer Horizons Corp.

In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by us that was publicly available or furnished to us by or on behalf of Computer Horizons.  We did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Computer Horizons, nor were we furnished any such evaluations or appraisals.  Our opinion is based upon the economic and financial conditions existing on the date of this opinion.

It is understood that this opinion is for the information of the Board of Directors and shareholders of Computer Horizons and may not be used for any other purpose without our prior written consent, provided however, that Computer Horizons is entitled to publish, quote and summarize all or part of our opinion in any document that is filed with the Securities and Exchange Commission or delivered to Computer Horizons’ shareholders pursuant to applicable securities laws, rules and regulations.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the cash consideration proposed to be paid in connection with the Reverse Stock Split for the shares of Common Stock held by the Cashed Out Shareholders is fair, from a financial point of view, to the Cashed Out Shareholders and the Continuing Shareholders of Computer Horizons Corp.

Sincerely,

/s/ Hempstead & Co. Inc.

Hempstead & Co. Inc.

EXHIBIT I

ASSUMPTIONS AND LIMITING CONDITIONS

1.	Information, estimates and opinions contained in this opinion are obtained from sources considered reliable; however, no liability for such sources is assumed by the appraiser.

2.
We have relied upon the accuracy and completeness of information supplied by the client company without further verification thereof.  We have assumed that all financial statements were prepared in conformity with generally accepted accounting principles unless informed otherwise.

4.
Possession of this letter, or a copy thereof, does not carry with it the right of publication of all or part of it, provided however, that Computer Horizons is entitled to publish, quote and summarize all or part of our opinion in any document that is filed with the Securities and Exchange Commission or delivered to Computer Horizons’ shareholders pursuant to applicable securities laws, rules and regulations.

5.	We are not required to give testimony in court, or be in attendance during any hearings or depositions, with reference to the company and this opinion, unless previous arrangements have been made.

6.
This opinion is valid only for the date specified herein and only for the purpose specified herein.  The opinion presented in this letter may not be used out of the context presented herein.  It is also stipulated that this letter is not to be used for any purpose other than that stated.

7.
Neither the professionals who worked on this engagement nor the Managing Directors of Hempstead & Co. Inc. have any present or contemplated future interest in Computer Horizons, any personal interest with respect to the parties involved, or any other interest that might prevent us from providing an unbiased opinion.  Our compensation is not contingent on an action or event resulting from the analyses, opinions or conclusions in, or the use of, this letter.

EXHIBIT II

PARTIAL LIST OF DOCUMENTS REVIEWED

•	Computer Horizons Corp. Form 8-K dated September 29, 2006 and filed October 6, 2006;

•	Computer Horizons Corp. Form 8-K dated October 18, 2006 and filed October 18, 2006;

•	Computer Horizons Corp. Form 8-K dated November 7, 2006 and filed November 8, 2006;

•	Computer Horizons Corp. Form 8-K dated February 14, 2007 and filed February 15, 2007;

•	Computer Horizons Corp. Form 8-K dated June 30, 2007 and filed August 8, 2007;

•	Computer Horizons Corp. Form 8-K dated December 19, 2007 and filed December 19, 2007;

•	Computer Horizons Corp. Form 10-K dated December 31, 2007 and filed March 31, 2008;

•	Computer Horizons Corp. Form 8-K dated January 25, 2008 and filed February 5, 2008;

•	Computer Horizons Corp. Form 10-Q dated March 31, 2008 and filed May 9, 2008;

•	Computer Horizons Corp. Form 10-Q dated June 30, 2008 and filed August 14, 2008;

•	Computer Horizons Corp. Form 10-Q dated September 30, 2008 and filed November 13, 2008.

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Statement of Qualifications and Disclaimer

J. Mark Penny, ASA, and David N. Routzahn, Jr., ASA, prepared this fairness opinion in connection with a series of transactions involving the outstanding common stock of Computer Horizons Corp.  Mr. Penny and Mr. Routzahn hold the designation of Accredited Senior Appraiser (ASA) in the American Society of Appraisers in the discipline of Business Valuation.  The American Society of Appraisers has a mandatory reaccreditation program for all of its Accredited Senior Appraisers.  Both Mr. Penny and Mr. Routzahn are in compliance with that program.  The undersigned certify that, to the best of their knowledge and belief:

–	The statements of fact contained in this report are true and correct.

–
The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are their personal, impartial and unbiased professional analyses, opinions, and conclusions.

–	They have no present or prospective interest in the property that is the subject of this report, and have no personal interest with respect to the parties involved.

–	They have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.

–	Their engagement in this assignment was not contingent upon developing or reporting predetermined results.

–
Their compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

–	No one provided significant professional assistance to the persons signing this report unless specifically referred to herein.

/s/ J. Mark Penny	/s/ David N. Routzahn, Jr.
J. Mark Penny, ASA	David N. Routzahn, Jr., ASA
Managing Director	Vice President

November 21, 2008

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INTRODUCTION
AND SUMMARY OF FINDINGS

Hempstead & Co. Inc. has been engaged by the Board of Directors of Computer Horizons Corp. (“Computer Horizons” or the “Company”) in order to provide an opinion as to the fairness, from a financial point of view, to the Cashed Out Shareholders and the Continuing Shareholders of the cash consideration proposed to be paid in connection with the Reverse Stock Split for the shares of Common Stock held by the Cashed Out Shareholders (all which will be described and defined below) as of November 21, 2008 (the “Valuation Date”).

The report is intended for use by the Board of Directors of Computer Horizons and its professional advisors.  This report will present the factors considered and the approaches utilized in arriving at our conclusions.  The findings of the report are subject to certain limiting conditions, which are attached to this report as Exhibit I.

In the course of preparing this report, we conferred with Computer Horizon’s management concerning the evolution of its business, operations and the outlook for the future.  We also conferred with the Company’s legal counsel with regard to potential contingencies attached to outstanding litigation.  In preparing this report, we were supplied with various documentation, a summary of which is attached as Exhibit II.

Unless otherwise informed, we have assumed that all financial statements have been prepared in accordance with generally accepted accounting principles.  While only a recapitulation of these statements is provided herein, they should be considered as part of this report.  Management also provided us with other data we considered relevant in the preparation of this analysis.  We have relied upon the accuracy and completeness of the material furnished to us and have not independently verified the information contained in such material.

Contemplated Transactions
Computer Horizons Corp. proposes to undertake a series of transactions consisting of the following:

Computer Horizons would effect a reverse stock split of its outstanding common stock, par value $0.10 per share (the “Common Stock”), pursuant to which each shareholder that would be a record holder of less than one share of Common Stock as result thereof would be paid cash consideration in lieu of receiving such fractional share (the “Reverse Stock Split”) equal to $0.30 per share of Common Stock held by such shareholder immediately prior to the Reverse Stock Split and would no longer be a shareholder of Computer Horizons (each such shareholder being referred to herein as a “Cashed Out Shareholder”).  Immediately after the Reverse Stock Split, Computer Horizons would effect a forward stock split (the “Forward Stock Split” and, together with the Reverse Stock Split, the “Transactions”), with the result that all shareholders of Computer Horizons prior to the Reverse Stock Split other than the Cashed Out Shareholders (the “Continuing Shareholders”) would continue as shareholders of Computer Horizons after the Transactions with the same respective shareholdings as they held immediately prior to the Transactions.

It is the expectation of the Board of Directors of Computer Horizons (the “Board”) that after the Transactions there would be fewer than 300 record holders of the Common Stock and that Computer Horizons would terminate the registration of its Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and would no longer be required to comply with the reporting and certain other requirements under the Exchange Act.

Summary of Findings
Based on the relevant facts and our interpretation of them, it is our opinion that the fair value of the common stock of Computer Horizons Corp. is reasonably stated in a range of $0.28 to $0.32 per share.

As such, based on the relevant facts and our interpretation of them, it is our opinion that the cash consideration proposed to be paid in connection with the Reverse Stock Split for the shares of Common Stock held by the Cashed Out Shareholders, equal to $0.30 per share, is fair, from a financial point of view, to the Cashed Out Shareholders and the Continuing Shareholders of Computer Horizons Corp.

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DESCRIPTION OF
COMPUTER HORIZONS CORP.

Background
As taken from Computer Horizons’ December 31, 2007 (filed March 31, 2008) Form 10-K:

Founded in 1969, Computer Horizons Corp. was incorporated in 1972 under the laws of the State of New York.  The Company provided a broad range of IT staffing and project-based solution services using a global delivery model that allowed the Company to perform work at client sites or at Company development centers in the United States; Montreal, Canada and Chennai, India.  The Company’s Chimes, Inc. subsidiary offered a business process outsourcing solution for vendor management services, enabled by its proprietary technology, Chimes™.

Further information regarding Computer Horizons Corp. can be found in its public filings such as its December 31, 2007 Form 10-K.

Recent Developments
Computer Horizons engaged in several transactions between 2006 and present which ended with the sale of substantially all of Computer Horizons business units.  Computer Horizons’ Federal business unit was sold on September 29, 2006 for a purchase price of $15.3 million in cash, less an estimated net asset adjustment of approximately $1.2 million, which was subject to further adjustment.  During the second quarter of 2007, the parties reached agreement on the final net asset amount, resulting in a payment to the buyer of $215,000.  The sale of the Federal business unit resulted in a net book loss of $4.8 million.

On February 14, 2007, the shareholders of Computer Horizons approved the sales of the Computer Horizons’ Chimes, Inc. subsidiary to an affiliate of Axium International and Computer Horizons’ Commercial Division to an affiliate of Allegis Group.

Also on February 14, 2007, the shareholders approved a proposed plan of complete liquidation and dissolution of Computer Horizons.  Management began implementing the complete liquidation and dissolution of Computer Horizons after both the Chimes and Commercial Division asset sales were completed on February 16, 2007.  On March 5, 2007, management announced that the Board of Directors declared an initial liquidating distribution of $4.00 per share to its common shareholders.  The $4.00 per share liquidating distribution was paid on March 27, 2007 to shareholders of record as of March 16, 2007.

The $4.00 per share liquidating distribution was the first in what was expected to be a series of liquidating distributions pursuant to the plan of complete liquidation and dissolution.  As such, on December 19, 2007, the Board of Directors announced a second liquidating distribution of $0.30 per share to its common shareholders.  The $0.30 per share liquidating distribution was paid on February 11, 2008 to shareholders of record as of January 15, 2008.

According to Computer Horizons’ September 30, 2008 Form 10-Q, aggregate distributions to shareholders are expected to be in the range of $4.63 to $4.70 per share.  According to the same document, the actual amount and timing of future liquidating distributions cannot be predicted and will depend on a variety of factors, including, but not limited to, the ultimate settlement amounts of Computer Horizons’ liabilities and obligations and actual costs incurred in connection with carrying out the Company’s plan of complete liquidation and dissolution

Litigation
Computer Horizons is, or was during 2007 and 2008, a party to the following lawsuits, each arising out of the asset sales described above.

Axium International, Inc. and Diversity MSP, Inc. d/b/a Ensemble Chimes Global v. Computer Horizons Corp., et al. (Supreme Court of the State of New York, County of New York, Index No. 602746/07)

Axium International, Inc. (“Axium”) and Diversity MSP, Inc. (“Diversity”) commenced this action in August 2007 against the Company, Chimes, Inc. (now known as Forgone, LLC), and certain of their officers, alleging that the defendants engaged in fraudulent conduct, including making representations allegedly known by them to be false, and active concealment and thereby induced the plaintiffs into entering into the contract with the Company and Chimes whereby Diversity purchased substantially all of the assets of Chimes, and that the Company and Chimes breached representations, warranties, covenants and agreements contained in that agreement.  The complaint asked for damages in an unspecified amount and attorney’s fees. On October 2, 2007, the Company and Chimes filed an answer denying the material allegations in the complaint and asserting certain affirmative defenses, and the other defendants filed a motion to dismiss the complaint as to them.  Subsequently, the action was settled in December 2007, without any admission of liability by the Company or any of the other defendants, with the payment by the Company of $175,000 to Axium and with discontinuance of all of the claims asserted by Axium and Diversity in the action with prejudice.
Computer Horizons Corp. v. TEKsystems, Inc. (United States District Court, District of Maryland, Case No.: 1:07-CV- 02849 WMN)

2

This action relates to the Asset Purchase Agreement entered into as of November 7, 2006 by and among TEKsystems, Inc.(“TEKsystems”), Allegis Group, Inc., the Company (referred to therein as “Seller”), and others (the “Commercial Services APA”) under which the Company agreed to sell and TEKsystems agreed to purchase substantially all of the assets of the business of the Company’s Commercial Services Business Unit. Included among the assets was all of the capital stock of the Company’s Canadian subsidiary, Computer Horizons (Canada) Corp. (“Canada Sub”). Specifically excluded from the sale of assets and retained by the Company was a refundable income tax credit payable to Canada Sub by Revenu Quebec for the tax years 2005 and 2006 (the “Quebec Tax Receivables”). The closing of the sale of the assets under the Commercial Services APA occurred on February 16, 2007 (the “Closing Date”). Under the Commercial Services APA, TEKsystems agreed to promptly remit to the Company all amounts collected by TEKsystems after the closing in payment of the Quebec Tax Receivables.

During the third quarter of 2007, TEKsystems advised the Company that Canada Sub had received approximately Canadian $4.3 million with respect to the Quebec Tax Receivable for 2005 (representing approximately Canadian $4.4 million in tax credit and interest less a deduction for capital taxes of approximately Canadian $114 thousand). Using the exchange rate between the Canadian and United States dollars as of the day before the date of the notice from TEKsystems to the Company, the receipt by TEKsystems amounted to approximately US $4.4 million. TEKsystems remitted to the Company approximately $958 thousand, after deducting approximately $1.49 million for Canadian income taxes, $1.89 million as a purchase price adjustment under the Commercial Services APA, and $114 thousand for capital taxes. The Company recorded the $958 thousand as a deferred cash credit in the balance sheet as of September 30,  2007. After demands to remit the $4.3 million were ignored, on October 19, 2007, the Company commenced this action against TEKsystems, seeking damages for the failure of TEKsystems to remit the full amount of the Quebec Tax Receivable for 2005 to the Company, and a declaration that TEKsystems must remit to the Company the full amount of the Quebec Tax Receivable for 2006 to be received by Canada Sub from Revenu Quebec promptly upon such receipt.

On April 28, 2008, TEKsystems notified the Company that Canada Sub had received a payment from Revenu Quebec with respect to the 2006 Quebec Tax Receivable of Canadian $5.6 million consisting of a calendar year 2006 credit of Canadian $5.6 million less a calendar year 2006 capital tax of Canadian $55 thousand (which was withheld by Revenu Quebec from the payment).  In addition to the above payment, Canada Sub received a payment of interest on the 2006 credit of Canadian $7 thousand.  Using the noon buying rate published by the Federal Reserve Bank of New York on April 28, 2008 (1.0158 Canadian $ per U.S. $), the 2006 credit equates to US $5.5million.  TEKsystems remitted to the Company US $3.6 million representing the 2006 credit plus US $7 thousand of interest received on the 2006 credit after conversion at the exchange rate, minus US $55 thousand for capital taxes assessed by Revenu Quebec with respect to 2006 after conversion at the exchange rate, and minus US $1.9 million for income taxes payable on the 2006 credit and on the related interest calculated utilizing the above-referenced exchange rate.

3

The Commercial Services APA provides for a potential purchase price adjustment based on the Final Net Working Capital of the business sold thereunder as of the Closing Date. There were disputes between the Company and TEKsystems concerning certain items involved in the determination of Final Net Working Capital (and any purchase price adjustment). Under the Commercial Services APA, all such disputed items were to be determined by an independent accounting firm. The Company and TEKsystems submitted the disputed items to such independent accounting firm for determination, but TEKsystems failed to cooperate with the independent accounting firm and prevented it from determining the disputed items in calculating Final Net Working Capital. Accordingly, the Company filed an amended complaint on December 29, 2007 in this action, adding a third claim, i.e., for judgment ordering TEKsystems to cooperate promptly with the independent accounting firm in its determination of the disputed items in the calculation of Final Net Working Capital.

By answer filed January 14, 2008, TEKsystems denied any liability under the three claims in the Company’s amended complaint and alleged four counterclaims against the Company for its purported breaches of warranties and representations in the Commercial Services APA, including two counterclaims demanding a declaration that the Company must indemnify TEKsystems for legal fees and any judgment against TEKsystems should it be sued as a successor to the Company by plaintiffs that have brought actions against the Company, a counterclaim for a declaration that the Company must indemnify TEKsystems in the event it is held to owe any taxes by reason of a notice sent by an employee of the Company to taxing authorities, and a counterclaim for the purported legal fees incurred by TEKsystems and the amount by which it allegedly reduced a receivable in settling a dispute with the Iowa Health Systems, Inc. (“IHS”) over the receivable that IHS owed.  The counterclaims sought to have the court impose a constructive trust over the Company’s assets to remedy the alleged breaches of the Commercial Services APA by the Company. By reply filed February 27, 2008, the Company denied the substantive allegations contained in the counterclaims.

4

On February 27, 2008, the Company served a motion in this action to compel TEKsystems to arbitrate the disputed matters in the calculation of Final Net Working Capital before the independent accounting firm and to compel TEKsystems to cooperate promptly with the firm in its determination of the disputed matters. This motion was granted by the court’s order entered April 24, 2008, and such order also stayed the action, “pending the issuance of a written determination of Net Working Capital” by the independent accounting firm.

See below for a description of the disposition of this matter.

TEKsystems Canada , Inc. v. Computer Horizons Corp . (United States District Court, District of Maryland, Case No.: 1:08-CV-00209 WMN)

On January 24, 2008, Canada Sub, now known as TEKsystems Canada, Inc., filed this action against the Company, alleging four claims: (1) for judgment in the amount of Canadian income taxes that Canada Sub claims is owed for its receipt of the Quebec Tax Receivable for 2005, i.e., Canadian$1,495,139, and a declaration that the Company will be liable for the amount of Canadian income taxes that will allegedly be owed upon and for Canada Sub’s future receipt of the Quebec Tax Receivable for 2006, i.e., Canadian$1,890,559, (2) for judgment in the amount of Canadian$113,854, and a declaration that the Company will be liable for at least Canadian$54,973, and Canadian$25,062 in Canadian provincial capital taxes, penalties, and interest that Canada Sub alleges it owes or will owe for, respectively, 2005, 2006, and the period January 1, 2007 through February 16, 2007, (3) for a judgment for Canada Sub’s alleged loss of tax attributes in the amount of Canadian$12,889,974 by the method by which an intercompany note made payable by Canada Sub to the Company was allegedly contributed, and (4) for a declaration that the Company will be liable for the amount that Canada Sub may allegedly owe under a purported payroll tax audit. The complaint sought to have the court impose a constructive trust over the assets of the Company to remedy its purportedly “inequitable conduct.”

On February 27, 2008, the Company filed its answer to the complaint in this action, denying the substantive allegations of the complaint.

On February 27, 2008, the Company filed a motion in this action to stay proceedings on Canada Sub’s first two claims in its complaint, i.e., (1) for the amounts of the taxes allegedly owed for the receipt of the Quebec Tax Receivable for 2005 and allegedly will be owed upon and for Canada Sub’s future receipt of the Quebec Tax Receivable for 2006 and (2) for the amounts of the purported Canadian provincial capital taxes owed for 2005, 2006, and the period January 1, 2007 through February 16, 2007, pending completion of the arbitration between TEKsystems and the Company before the independent accounting firm. This motion was in substance granted by the order entered April 24, 2008, mentioned above, in which the court stayed the consolidated action (i.e., the action brought by Canada Sub against the Company in the United States District Court for the District of Maryland), “pending the issuance of a written determination of Net Working Capital” by the independent accounting firm.

5

By stipulations between counsel for the parties in this action and the above described action commenced by the Company in the District of Maryland and order of the Court dated February 27, 2008, the two actions in the District of Maryland were consolidated.

Resolution of Litigation Involving TEKsystems
As described in the Company’s September 30, 2008 Form 10-Q, by letter dated September 30, 2008, the independent accounting firm (1) rendered its decision on the disputed matters submitted to it as described above, determining that the amount of Final Net Working Capital is approximately $23.11 million, or approximately $1.89 million less that anticipated, and (2) also expressed its opinion that TEKsystems was entitled to deduct from the Quebec Tax Receivables for 2005 and 2006 received by it approximately $3.05 million of what the independent accounting firm deemed to be Canadian taxes attributable to the receipt of that refund by TEKsystems and that, after taking into account the deduction of those Canadian taxes and the amount of the Final Net Working Capital as determined by the independent accounting firm and the prior payments made to TEKsystems to the Company, TEKsystems owed the Company a total of approximately $481,000.  That amount was paid on October 7, 2008.

Based on the independent accounting firm’s determination and opinion and the payment by TEKsystems of the $481,000 referred to above, the Company and TEKsystems have agreed in principle to settle the litigation referred to above for no additional payment by either party to the other.   As a result of this settlement, in the third quarter of 2008, the Company recorded the disposition of the refundable income tax credit, the deferred cash receipts and the Net Working Capital adjustment.  The net result was a $2.7 million reduction in Net Assets in Liquidation.  Based on that reduction in Net Assets the Company expects the aggregate amount of distributions to the Company’s shareholders to be in the range of $4.63 to $4.70 per share of Common Stock.

Capitalization and Ownership
On March 13, 2007, the Company announced that it had notified The NASDAQ Stock Market of its intention to voluntarily withdraw its common stock from listing on NASDAQ effective immediately prior to the opening of trading on April 2, 2008, with the effect that the last day of trading on NASDAQ would be March 30, 2007.  Computer Horizon’s common stock is now traded in the Pink Sheets under the ticker symbol CHRZ.PK.  As noted in the Company’s December 31, 2007 Form 10-K (filed on March 31, 2008):

6

“Because the Company’s common stock no longer trades on NASDAQ, the ability of shareholders to buy and sell shares may be materially impaired”.

As of November 1, 2008, Computer Horizons had 33,837,284 common shares issued and outstanding.  In addition, in order to facilitate the participation in any liquidating distributions by the holders of Company options, the board of directors granted to each option holder the right to surrender their options in exchange for the right to receive the amount that such option holder would have been entitled to receive in each distribution as if they held the number of shares of Common Stock issuable upon exercise of the surrendered options.  As such, a total of 1.16 million options were surrendered under the plan.  Therefore, we assume approximately 35.0 million Common Shares deemed outstanding for purposes of rendering our opinion.

Employees
As of September 30, 2008, the Company had five employees, consisting of the Chief Executive Officer, the Chief Financial Officer, General Counsel and two administrative employees.

7

VALUATION ANALYSIS

Correlation of Facts
A number of factors determine the value of a subject company’s stock.  These factors include, but are not limited to, the subject company’s size, profitability, financial strength, competitive environment, future prospects, market diversification, market position, demand, and dependence on key personnel.  With respect to Computer Horizons, the following is observed:

•	Through a series of asset sales in 2006 and 2007, the Company has essentially ceased operations and the Company adopted a plan of completed liquidation and dissolution on February 14, 2007;

•	Computer Horizons has already completed two liquidating distributions (one paid on March 27, 2007 and the other paid on February 11, 2008) totaling $4.00 per share and $0.30 per share, respectively;

•	Ultimately, management estimates aggregate liquidating distributions (including both past and future distributions) to total between $4.63 per share and $4.70 per share;

•
On March 13, 2007, the Company announced that it had notified The NASDAQ Stock Market of its intention to voluntarily withdraw its common stock from listing on NASDAQ effective immediately prior to the opening of trading on April 2, 2007.  Computer Horizons’ common stock currently trades in the Pink Sheets;

•	The Company is party to a number of lawsuits, certain of which were discussed previously and generally exhibit uncertainty as to the timing or amount of potential judgments against the Company;

•
Based on the independent accounting firm’s determination and opinion and the payment by TEKsystems of the $481,000 referred to above (which was paid on October 7, 2008), the Company and TEKsystems have agreed in principle to settle the litigation referred to above for no additional payment by either party to the other.

Approaches to Value
In addressing the valuation of equity interests in Computer Horizons, we considered a number of approaches to value, including those classified as market-based, earnings-based and asset-based.

Market-Based Approach
The common stock of Computer Horizons is traded in the Pink Sheets under the ticker symbol CHRZ.PK.  A summary of trading statistics for the common stock of Computer Horizons from November 21, 2006 through November 20, 2008 is attached as Exhibit III, while a summary of the daily stock prices of the Company’s common stock from November 21, 2006 through November 20, 2008 is attached as Exhibit IV.

As shown in Exhibit III, over the entire two-year period examined, Computer Horizons’ common stock (on an adjusted basis) closed in a range of $0.28 to $0.79 per share, while the median and average closing stock prices were $0.58 and $0.53 per share, respectively.  The adjusted closing stock price range led to a daily standard deviation in the closing stock price of 4.7% which translates to volatility of 74.9% on an annualized basis.  The entire period covered 504 trading days (of which transactions in the stock occurred on 459 days – 91.1%).  Average volume on trading days totaled approximately 87,000 shares while the median trading volume was nearly 20,000 shares.  Standard deviation of the trading volume totaled nearly 200,000 shares.

The most recent nine-month-plus period (the period immediately following the second liquidating distribution on February 11, 2008), however, shows a different picture.  From February 12, 2008 through November 20, 2008, the Company’s common stock (on an adjusted basis) closed in a range of $0.28 to $0.40 per share, while the median and average closing stock prices were both $0.34 per share.  The adjusted closing stock price range led to a daily standard deviation in the closing stock price of 5.3% which translates to volatility of 84.2% on an annualized basis.  The nine-month-plus period covered 198 trading days (of which transactions in the stock occurred on 161 days – 81.3%).  Average volume on trading days totaled approximately 26,500 shares while the median trading volume was 2,900 shares.  Standard deviation of the trading volume totaled approximately 93,000 shares.

Standard deviation is a statistical measure of the dispersion (and by extension the volatility) of a collection of data; generally, the lower the standard deviation the less volatile the data being examined. In the instant case, a daily standard deviation of 5.3% for the adjusted closing stock prices from February 12, 2008 through November 20, 2008 indicates that the adjusted closing stock price was relatively volatile during the period examined; in this case, volatility equals 84.2% on an annualized basis.  The substantial volatility in the Company’s adjusted closing stock price over the period examined appears to be primarily a function of the “penny stock” characteristics of the common stock.  In other words, if the Company’s adjusted closing stock price was in a range of $20.28 to $20.40, for example, volatility would equal only 1.4%.

At the bottom of Exhibit III, we note the average and median adjusted closing price for the common stock of Computer Horizons for the nine-months from February 2008 through October 2008 as well as a truncated November 2008.  As shown, the average adjusted closing price for the common stock of the Company ranged from $0.33 to $0.43 per share, while the median was a $0.33 to $0.36.

Given the relatively low and inconsistent level of trading volume in the Company’s common stock, it is our judgment that an examination of volume weighted average price is appropriate.  Over the period from February 12, 2008 to November 20, 2008, the volume weighted average price was approximately $0.33 per share.

It should be noted, however, that the adjusted closing price of the Company’s common stock was either $0.31 per share or $0.32 per share during the period immediately following the release of the Company’s September 30, 2008 Form 10-Q (i.e. from November 13, 2008 through November 20, 2008).

Although thinly-traded and volatile, Computer Horizons’ stock price over the nine-month-plus period from February 12, 2008 through November 20, 2008 was relatively stable.  Given the data presented above, it is our opinion that it is reasonable to utilize a range of $0.32 to $0.33 per share as representative of Computer Horizon’s market price.  Since, however, the common stock of Computer Horizons was delisted from NASDAQ as of the market open on April 2, 2008; it is possible that some discount for lack of marketability is embedded in the representative market price.

To quantify this potentially imbedded discount, we reviewed empirical evidence on the subject, which is attached as Exhibit V.  The data presented as Exhibit V indicates that average marketability discounts generally range between 9.0% and 45.0%.  The studies presented, however, reflect discounts for restricted stocks, for which there is a mandatory holding period of one to two years (depending on the study).  As such, they may be biased to the high side since no holding period exists for the common stock of Computer Horizons.  Thus, since there are no restrictions on the stock of the Company (though it is thinly traded), it may be more liquid than the restricted shares in the studies.

Based on the discussion above, it is our opinion that an adjustment of 5.0% is appropriately applied to the $0.32 to $0.33 range of market price to quantify the marketability discount embedded in the base market price.  Applying the marketability adjustment results in an indicated range of value from approximately $0.34 per share to $0.35 per share under this approach, as shown following:

($0.320) / (1 - .05) = $0.34
($0.330) / (1 - .05) = $0.35

Given that the lower end of the range incorporates the most recent data available, in addition to reflecting market reaction to the Company’s most recent public filings, it is our opinion that a share price of $0.34 is an appropriate indication of value under the market-based approach.

Earnings-Based Approach
The earnings-based approach to value is based on the principle that a potential investor in a company=s stock is primarily concerned with earnings potential, and that the appropriate price to pay is related to the underlying earnings power of the company.  Valuation based on this approach typically involves two steps:  first, determining the earnings capability of the business and second, deriving value by developing an appropriate capitalization rate to apply to the earnings capability.

In the case of Computer Horizons, the Company is following a plan of complete liquidation and dissolution.  Further, due to the adoption of a liquidation basis of accounting for the preparation of the Company’s financial statements, income statements items are no longer reported.  As such, we have no basis for an earnings-based approach to value and thus have not developed an indication of value utilizing the approach.

Asset-Based Approach
In the asset-based approach, value is based upon the subject company’s underlying net asset value.  An asset based approach can take various forms, including value derivations based on book value or estimated liquidation value.  This type of analysis can be particularly relevant in the appraisal of an entity that is operating under a plan of liquidation.

Current Assets
Computer Horizons’ current assets consist of $14.97 million in cash and cash equivalents, $481,000 in payments due from TEKsystems (which was paid on October 7, 2008 as described previously), Federal and state tax receivables totaling $1.42 million and a modest level of prepaid expenses and other current assets as of September 30, 2008.

Due to the nature of cash and cash equivalents (as well as prepaid expenses), we estimate their market value as equal to book value.  As such, the market value of cash and cash equivalents at November 21, 2008 is estimated at approximately $14.97 million, while prepaid expenses equal $24,000.  The Federal and state tax receivables are considered by management to be fully recoverable, although the timing of recovery is uncertain; as such, their market value is estimated as equal to their aggregate book value of $1.42 million ($508,000 and $909,000, respectively).

Summary B Assets
Based on the above discussion, we estimate the market value of Computer Horizons’ assets (including a modest $4,000 in property and equipment) to be $16.90 million as of November 21, 2008.

Net Asset Value
Upon deriving the market value of Computer Horizons’ assets at November 21, 2008, it is necessary to deduct the market value of total liabilities to determine adjusted net asset value.  At September 30, 2008, Computer Horizons reported $3.81 million in total liabilities, all of which were listed as current liabilities.  In the instant case, we estimated the market value of total liabilities to be equal to book value.  Thus, deducting total liabilities of $3.81 million from the adjusted aggregate value of Computer Horizons’ assets as determined above, we reach a preliminary indication of adjusted net asset value of $13.09 million at November 21, 2008.  Based on 35.00 million common shares deemed outstanding, the per share adjusted net asset value is calculated at $0.374.  The derivation of net asset value is attached as Exhibit VI.

Correlation of Valuation Approaches
In the preceding sections, we considered three primary approaches to valuing the equity of Computer Horizons.  Ultimately, we relied upon a market-based approach to value and an asset-based approach to value.  Those approaches to value provided preliminary per share indications of value as follows:

Indication
Approach to Value	of Value
Market-Based	$0.340
Asset-Based	$0.374

In judging the appropriate weight for each implied value, we considered the merits of each approach in the context of this fairness opinion.  With regard to the market-based approach to value it is important to note that Computer Horizons is currently operating under a plan of complete liquidation and dissolution.  Under such plan, Computer Horizons will ultimately terminate the registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and will no longer be required to comply with the reporting and certain other requirements under the Exchange Act.

In considering the weight applicable to the value indicated under the market-based approach, we sought to correlate those findings with the findings of other valuation approaches, in particular, the asset-based approach to value.  With regard to the asset-based approach to value, it is important to note that the Company may still be subject to substantial contingencies.  As noted previously, management expects aggregate liquidating distributions to be in the range $4.63 to $4.70 (with $4.30 having already been distributed).  As noted on Page 7 of Computer Horizons’ September 30, 2008 Form 10-Q, however:

The actual amount and timing of future liquidating distributions cannot be predicted … and will depend upon a variety of factors, including, but not limited to, the ultimate settlement amounts of the Company’s liabilities and obligations and actual costs incurred in connection with carrying out the Company’s plan of complete liquidation and dissolution, including administrative costs during the liquidation period.

With regard to timing, management indicated that activities would have to continue for at least 18 months (from the Opinion Date) due to pending litigation and three to five years (from the Opinion Date) due to the statute of limitations on outstanding tax matters.  We have been informed that the Federal and New York State statute of limitations on outstanding tax matters run three years while the statute of limitations in other states run from three to five years.  It is our understanding that the Company does not anticipate that it will need substantial reserves for taxes beyond approximately three years.

Based on the foregoing discussion, it is our opinion that a discount to the value indicated by the asset-based approach to value is appropriately considered.

Discount Range

The discount applied to the adjusted net asset value per share of $0.374 seeks to account for (i) the uncertainty regarding outstanding contingent debts and liabilities and (ii) the anticipated diminution of book value arising from the continued operation of the Company between November 21, 2008 and the ultimate winding up of operations. We approached the quantification of these items by considering the associated level of risk, the time value of money and the likely investment horizon. The level of risk was represented by the rate of return required by investors for a particular investment. Around November 21, 2008, the risk-free rate, represented by government securities with maturities in excess of one year, was approximately 1.0% to 4.0%. Conversely, the rate of return required by private equity investors is variable but could be 30.0% or more depending on the investment.

Based on required returns ranging from 5.0% to 30.0% and a time period of one to three years for resolution of claims we calculate implied discounts to price as 1 – ((1 + r)-n). The calculations are as follows:

Derivation of Discount Factors

Rate of	Time Horizon (in years)
R etu rn	1	2	3

5 .0%	0 .9 5 2	0 .9 0 7	0 .8 6 4
1 0 .0%	0 .9 0 9	0 .8 2 6	0 .7 5 1
1 5 .0%	0 .8 7 0	0 .7 5 6	0 .6 5 8
2 0 .0%	0 .8 3 3	0 .6 9 4	0 .5 7 9
3 0 .0%	0 .7 6 9	0 .5 9 2	0 .4 5 5

Derivation of Implied Discounts

Rate of	Time Horizon (in years)
R etu rn	1	2	3

5 .0%	4 .8%	9 .3%	1 3 .6%
1 0 .0%	9 .1%	1 7 .4%	2 4 .9%
1 5 .0%	1 3 .0%	2 4 .4%	3 4 .2%
2 0 .0%	1 6 .7%	3 0 .6%	4 2 .1%
3 0 .0%	2 3 .1%	4 0 .8%	5 4 .5%

The tables above show that the implied discount to price indicated by a 5.0% rate of return and a one-year time horizon is approximately 5.0% while the discount at three years is nearly 14.0%. In other words, if one has to wait three years to receive a risk-free payment of one dollar, the present value of that dollar is $0.864. If the payment is not risk-free, the present value is even less due to uncertainty borne during the holding period. At a 30.0% rate of return, the discounts increase to approximately 23.0% at one year and nearly 55.0% at three years.

In reaching judgment as to an appropriate discount, we note that at a risk-free rate of 5.0% the time value of money alone indicates a discount ranging from 5.0% to 15.0% over the one to three-year time horizon. The discount range of 5.0% to 15.0% at the risk-free rate does not take into account:

•	The uncertainty regarding outstanding contingent debts and liabilities;

•	The timing of recovery of the Federal and state tax receivable; or

•	The anticipated diminution of book value arising from the continued operation of the Company between November 21, 2008 and the ultimate winding up of operations.

It is our opinion that the risks associated with the above items were less onerous than those faced by private equity investors. As such, it is our judgment that the discounts indicated by a 30.0% required rate of return exceed those reasonably expected by investors facing an investment similar to that of the Company. Based on the foregoing, it is our opinion that a required rate of return in the range of 10.0% to 15.0% would be most appropriate. In the case of such rates of return, the implied discounts at 10.0% and 15.0% (from a one to a three year time horizon) were approximately 10.0% and 35.0%, respectively.

Based on the foregoing discussion, it is our opinion that a discount to the value indicated by the asset-based approach to value is appropriately considered.  In our judgment, a discount of 15.0% to 25.0% applied to the per share value indicated by the asset-based approach to account for the uncertainty surrounding the settlement amounts of the Company’s liabilities and obligations as well as the actual costs to be incurred in connection with the plan of complete liquidation.  Applying such a discount would result in a range of per share values of approximately $0.28 to $0.32 under the asset-based approach to value.

Fairness Analysis
We have been engaged to opine as to the fairness, from a financial point of view, to the Cashed Out Shareholders and the Continuing Shareholders of the cash consideration of $0.30 per share to be paid in connection with the Reverse Stock Split for the shares of the Common Stock held by the Cashed Out Shareholders as of November 21, 2008.

Cashed Out Shareholders
It is our opinion that the cash consideration of $0.30 (within the range of $0.28 to $0.32 determined previously) is fair to the Cashed Out Shareholders, from a financial point of view, as it adequately compensates them while i) relieving the Cashed Out Shareholders entirely from the uncertainty and risk associated with contingent outstanding liabilities, potential costs and judgments related to outstanding litigation and ii) relieving the Cashed Out Shareholders from the risk of a dwindling asset base in the face of higher than anticipated operating costs should the enterprise continue longer than expected.

Continuing Shareholders
It is our opinion that the cash consideration of $0.30 (within the range of $0.28 to $0.32 determined previously) is fair to the Continuing Shareholders, from a financial point of view, as it allows the Company to relieve itself of the costs and burdens of remaining a public company, which includes the costs associated with servicing a substantial number of small shareholder accounts.

Based on the relevant facts and our interpretation of them, it is our opinion that the fair value of the common stock of Computer Horizons Corp. is reasonably stated in a range of $0.28 to $0.32 per share.

As such, based on the relevant facts and our interpretation of them, it is our opinion that the cash consideration proposed to be paid in connection with the Reverse Stock Split for the shares of Common Stock held by the Cashed Out Shareholders, equal to $0.30 per share, is fair, from a financial point of view, to the Cashed Out Shareholders and the Continuing Shareholders of Computer Horizons Corp.

EXHIBIT I

ASSUMPTIONS AND LIMITING CONDITIONS

1.	Information, estimates and opinions contained in this opinion are obtained from sources considered reliable; however, no liability for such sources is assumed by the appraiser.

2.
We have relied upon the accuracy and completeness of information supplied by the client company without further verification thereof.  We have assumed that all financial statements were prepared in conformity with generally accepted accounting principles unless informed otherwise.

4.
Possession of this letter, or a copy thereof, does not carry with it the right of publication of all or part of it, provided however, that Computer Horizons is entitled to publish, quote and summarize all or part of our opinion in any document that is filed with the Securities and Exchange Commission or delivered to Computer Horizons’ shareholders pursuant to applicable securities laws, rules and regulations.

5.	We are not required to give testimony in court, or be in attendance during any hearings or depositions, with reference to the company and this opinion, unless previous arrangements have been made.

6.
This opinion is valid only for the date specified herein and only for the purpose specified herein.  The opinion presented in this letter may not be used out of the context presented herein.  It is also stipulated that this letter is not to be used for any purpose other than that stated.

7.
Neither the professionals who worked on this engagement nor the Managing Directors of Hempstead & Co. Inc. have any present or contemplated future interest in Computer Horizons, any personal interest with respect to the parties involved, or any other interest that might prevent us from providing an unbiased opinion.  Our compensation is not contingent on an action or event resulting from the analyses, opinions or conclusions in, or the use of, this letter.

 EXHIBIT II

PARTIAL LIST OF DOCUMENTS REVIEWED

•	Computer Horizons Corp. Form 8-K dated September 29, 2006 and filed October 6, 2006;

•	Computer Horizons Corp. Form 8-K dated October 18, 2006 and filed October 18, 2006;

•	Computer Horizons Corp. Form 8-K dated November 7, 2006 and filed November 8, 2006;

•	Computer Horizons Corp. Form 8-K dated February 14, 2007 and filed February 15, 2007;

•	Computer Horizons Corp. Form 8-K dated June 30, 2007 and filed August 8, 2007;

•	Computer Horizons Corp. Form 8-K dated December 19, 2007 and filed December 19, 2007;

•	Computer Horizons Corp. Form 10-K dated December 31, 2007 and filed March 31, 2008;

•	Computer Horizons Corp. Form 8-K dated January 25, 2008 and filed February 5, 2008;

•	Computer Horizons Corp. Form 10-Q dated March 31, 2008 and filed May 9, 2008;

•	Computer Horizons Corp. Form 10-Q dated June 30, 2008 and filed August 14, 2008.

•	Computer Horizons Corp. Form 10-Q dated September 30, 2008 and filed November 12, 2008.

EXHIBIT III

Adjusted Closing Prices		Adjusted Closing Prices
(11/21/06 to 11/20/08)		(2/12/08 to 11/20/08)

High	$0.79	High	$0.40
Low	$0.28	Low	$0.28
Median	$0.58	Median	$0.34
Average	$0.53	Average	$0.34

Standard Deviation and Volatility
(11/21/06 to 11/20/08)

St. Dev.	4.7%
Volatility	74.9%

Standard Deviation and Volatility
(2/12/08 to 11/20/08)

St. Dev.	5.3%
Volatility	84.2%

Volume			Volume
(11/21/06 to 11/20/08)			(2/12/08 to 11/20/08)

Trading Days	504		Trading Days	198
Days Traded	459		Days Traded	161
% Days Traded	91.1%	%	Days Traded	81.3%
Total Volume	43,690,200		Total Volume	5,240,600
High	2,512,200		High	1,077,800
Low	0		Low	0
Median	19,750		Median	2,900
Average	86,687		Average	26,468
St. Dev.	199,923		St. Dev.	93,290

	Average	Median
Month	Close	Close
Feb 2008	$0.43	$0.34
M ar 2008	0.35	0.35
Apr 2008	0.34	0.35
M ay 2008	0.34	0.33
Jun 2008	0.35	0.36
Jul 2008	0.34	0.33
Aug 2008	0.33	0.33
Sep 2008	0.34	0.33
Oct 2008	0.35	0.33
Nov 2008	0.35	0.35

EXHIBIT IV

COMPUTER HORIZONS CORP.
SUMMARY OF DAILY STOCK PRICES
TICKER SYMBOL: CHRZ.PK

Adjusted
Date	Open	High	Low	Close	Volume	Close
11/20/2008	0.32	0.32	0.32	0.32	7,400	0.32
11/19/2008	0.31	0.31	0.31	0.31	0	0.31
11/18/2008	0.32	0.32	0.31	0.31	14,000	0.31
11/17/2008	0.32	0.32	0.32	0.32	1,100	0.32
11/14/2008	0.32	0.32	0.32	0.32	300	0.32
11/13/2008	0.35	0.39	0.35	0.39	10,500	0.39
11/12/2008	0.35	0.35	0.35	0.35	2,400	0.35
11/11/2008	0.35	0.35	0.35	0.35	0	0.35
11/10/2008	0.35	0.35	0.35	0.35	0	0.35
11/7/2008	0.35	0.35	0.35	0.35	500	0.35
11/6/2008	0.35	0.35	0.35	0.35	0	0.35
11/5/2008	0.35	0.35	0.35	0.35	0	0.35
11/4/2008	0.35	0.35	0.35	0.35	13,100	0.35
11/3/2008	0.34	0.34	0.33	0.33	3,000	0.33
10/31/2008	0.33	0.40	0.33	0.33	2,900	0.33
10/30/2008	0.33	0.40	0.33	0.40	600	0.40
10/29/2008	0.40	0.40	0.40	0.40	0	0.40
10/28/2008	0.35	0.40	0.34	0.40	4,300	0.40
10/27/2008	0.34	0.45	0.34	0.40	38,000	0.40
10/24/2008	0.33	0.45	0.33	0.34	9,200	0.34
10/23/2008	0.33	0.33	0.33	0.33	8,700	0.33
10/22/2008	0.33	0.33	0.33	0.33	100	0.33
10/21/2008	0.45	0.45	0.33	0.33	1,800	0.33
10/20/2008	0.35	0.35	0.35	0.35	0	0.35
10/17/2008	0.33	0.35	0.33	0.35	900	0.35
10/16/2008	0.3	0.35	0.3	0.35	23,900	0.35
10/15/2008	0.33	0.33	0.33	0.33	700	0.33
10/14/2008	0.33	0.33	0.33	0.33	300	0.33
10/13/2008	0.33	0.35	0.33	0.35	26,000	0.35
10/10/2008	0.33	0.36	0.33	0.36	104,500	0.36
10/9/2008	0.33	0.33	0.33	0.33	8,200	0.33
10/8/2008	0.33	0.33	0.33	0.33	0	0.33
10/7/2008	0.33	0.33	0.33	0.33	10,600	0.33
10/6/2008	0.33	0.33	0.33	0.33	10,100	0.33
10/3/2008	0.33	0.33	0.33	0.33	2,500	0.33
10/2/2008	0.38	0.38	0.38	0.38	500	0.38
10/1/2008	0.33	0.33	0.33	0.33	6,000	0.33
9/30/2008	0.33	0.33	0.33	0.33	0	0.33
9/29/2008	0.33	0.34	0.33	0.33	332,500	0.33
9/26/2008	0.34	0.34	0.34	0.34	0	0.34
9/25/2008	0.34	0.34	0.34	0.34	300	0.34
9/24/2008	0.34	0.39	0.34	0.39	400	0.39
9/23/2008	0.35	0.35	0.35	0.35	5,900	0.35
9/22/2008	0.35	0.35	0.35	0.35	5,000	0.35
9/19/2008	0.34	0.35	0.34	0.35	6,400	0.35
9/18/2008	0.33	0.35	0.33	0.33	15,700	0.33
9/17/2008	0.33	0.33	0.33	0.33	0	0.33
9/16/2008	0.33	0.33	0.33	0.33	0	0.33
9/15/2008	0.33	0.33	0.33	0.33	0	0.33

COMPUTER HORIZONS CORP.
SUMMARY OF DAILY STOCK PRICES
TICKER SYMBOL: CHRZ.PK

Adjusted
Date	Open	High	Low	Close	Volume	Close
9/12/2008	0.33	0.33	0.33	0.33	61,800	0.33
9/11/2008	0.33	0.33	0.33	0.33	427,900	0.33
9/10/2008	0.33	0.33	0.33	0.33	800	0.33
9/9/2008	0.33	0.34	0.33	0.34	7,800	0.34
9/8/2008	0.33	0.33	0.33	0.33	6,200	0.33
9/5/2008	0.32	0.33	0.32	0.33	98,200	0.33
9/4/2008	0.32	0.32	0.32	0.32	231,800	0.32
9/3/2008	0.31	0.32	0.3	0.32	60,800	0.32
9/2/2008	0.32	0.35	0.3	0.35	107,000	0.35
8/29/2008	0.40	0.45	0.34	0.36	20,200	0.36
8/28/2008	0.32	0.32	0.32	0.32	3,000	0.32
8/27/2008	0.32	0.32	0.32	0.32	62,500	0.32
8/26/2008	0.31	0.32	0.31	0.32	1,077,800	0.32
8/25/2008	0.32	0.32	0.32	0.32	1,900	0.32
8/22/2008	0.33	0.33	0.33	0.33	0	0.33
8/21/2008	0.33	0.33	0.33	0.33	0	0.33
8/20/2008	0.33	0.33	0.33	0.33	20,000	0.33
8/19/2008	0.34	0.34	0.32	0.34	50,300	0.34
8/18/2008	0.33	0.33	0.33	0.33	105,000	0.33
8/15/2008	0.33	0.33	0.33	0.33	0	0.33
8/14/2008	0.33	0.33	0.33	0.33	271,700	0.33
8/13/2008	0.33	0.33	0.33	0.33	140,000	0.33
8/12/2008	0.33	0.34	0.33	0.34	122,500	0.34
8/11/2008	0.37	0.37	0.37	0.37	100	0.37
8/8/2008	0.34	0.34	0.34	0.34	0	0.34
8/7/2008	0.34	0.34	0.34	0.34	0	0.34
8/6/2008	0.34	0.34	0.34	0.34	24,100	0.34
8/5/2008	0.34	0.34	0.34	0.34	8,300	0.34
8/4/2008	0.34	0.34	0.34	0.34	7,000	0.34
8/1/2008	0.33	0.33	0.33	0.33	600	0.33
7/31/2008	0.34	0.34	0.34	0.34	300	0.34
7/30/2008	0.33	0.34	0.33	0.34	400	0.34
7/29/2008	0.33	0.33	0.33	0.33	500	0.33
7/28/2008	0.33	0.33	0.33	0.33	200	0.33
7/25/2008	0.33	0.33	0.33	0.33	0	0.33
7/24/2008	0.33	0.33	0.33	0.33	1,300	0.33
7/23/2008	0.36	0.36	0.35	0.36	39,100	0.36
7/22/2008	0.36	0.36	0.36	0.36	0	0.36
7/21/2008	0.36	0.36	0.36	0.36	2,000	0.36
7/18/2008	0.33	0.36	0.33	0.36	500	0.36
7/17/2008	0.33	0.36	0.32	0.36	205,400	0.36
7/16/2008	0.33	0.33	0.33	0.33	300	0.33
7/15/2008	0.33	0.33	0.33	0.33	0	0.33
7/14/2008	0.33	0.33	0.33	0.33	0	0.33
7/11/2008	0.35	0.35	0.33	0.33	1,000	0.33
7/10/2008	0.33	0.33	0.33	0.33	200	0.33
7/9/2008	0.33	0.33	0.33	0.33	5,000	0.33
7/8/2008	0.33	0.33	0.33	0.33	900	0.33
7/7/2008	0.33	0.34	0.33	0.34	10,000	0.34

COMPUTER HORIZONS CORP.
SUMMARY OF DAILY STOCK PRICES
TICKER SYMBOL: CHRZ.PK

Adjusted
Date	Open	High	Low	Close	Volume	Close
7/3/2008	0.34	0.34	0.34	0.34	0	0.34
7/2/2008	0.34	0.34	0.34	0.34	1,600	0.34
7/1/2008	0.33	0.33	0.33	0.33	0	0.33
6/30/2008	0.33	0.33	0.33	0.33	1,800	0.33
6/27/2008	0.33	0.33	0.33	0.33	200	0.33
6/26/2008	0.33	0.33	0.33	0.33	100	0.33
6/25/2008	0.36	0.36	0.36	0.36	0	0.36
6/24/2008	0.33	0.36	0.33	0.36	400	0.36
6/23/2008	0.33	0.36	0.33	0.36	12,100	0.36
6/20/2008	0.33	0.36	0.33	0.35	5,000	0.35
6/19/2008	0.33	0.33	0.33	0.33	4,700	0.33
6/18/2008	0.33	0.33	0.33	0.33	2,900	0.33
6/17/2008	0.36	0.36	0.36	0.36	0	0.36
6/16/2008	0.36	0.36	0.36	0.36	0	0.36
6/13/2008	0.33	0.36	0.33	0.36	1,600	0.36
6/12/2008	0.33	0.36	0.33	0.36	300	0.36
6/11/2008	0.36	0.36	0.36	0.36	0	0.36
6/10/2008	0.36	0.36	0.36	0.36	0	0.36
6/9/2008	0.32	0.36	0.32	0.36	600	0.36
6/6/2008	0.33	0.36	0.33	0.36	900	0.36
6/5/2008	0.33	0.36	0.33	0.36	49,800	0.36
6/4/2008	0.33	0.35	0.33	0.35	200	0.35
6/3/2008	0.33	0.36	0.33	0.35	3,100	0.35
6/2/2008	0.33	0.36	0.33	0.36	3,200	0.36
5/30/2008	0.36	0.36	0.36	0.36	0	0.36
5/29/2008	0.33	0.36	0.33	0.36	2,000	0.36
5/28/2008	0.33	0.36	0.33	0.36	600	0.36
5/27/2008	0.33	0.36	0.33	0.36	1,600	0.36
5/23/2008	0.33	0.33	0.33	0.33	200	0.33
5/22/2008	0.33	0.33	0.33	0.33	1,600	0.33
5/21/2008	0.33	0.34	0.33	0.33	62,600	0.33
5/20/2008	0.33	0.33	0.33	0.33	0	0.33
5/19/2008	0.33	0.33	0.33	0.33	200	0.33
5/16/2008	0.36	0.36	0.36	0.36	0	0.36
5/15/2008	0.33	0.36	0.33	0.36	5,200	0.36
5/14/2008	0.33	0.33	0.32	0.32	64,800	0.32
5/13/2008	0.33	0.33	0.33	0.33	6,100	0.33
5/12/2008	0.33	0.33	0.33	0.33	0	0.33
5/9/2008	0.33	0.33	0.33	0.33	8,200	0.33
5/8/2008	0.33	0.33	0.33	0.33	100	0.33
5/7/2008	0.33	0.36	0.32	0.32	30,500	0.32
5/6/2008	0.33	0.33	0.33	0.33	21,200	0.33
5/5/2008	0.33	0.38	0.33	0.35	13,100	0.35
5/2/2008	0.32	0.51	0.32	0.38	36,200	0.38
5/1/2008	0.32	0.36	0.32	0.36	2,500	0.36
4/30/2008	0.32	0.35	0.32	0.35	21,100	0.35
4/29/2008	0.32	0.33	0.32	0.33	7,400	0.33
4/28/2008	0.33	0.33	0.33	0.33	28,100	0.33
4/25/2008	0.33	0.33	0.33	0.33	5,000	0.33

COMPUTER HORIZONS CORP.
SUMMARY OF DAILY STOCK PRICES
TICKER SYMBOL: CHRZ.PK

Adjusted
Date	Open	High	Low	Close	Volume	Close
4/24/2008	0.33	0.33	0.33	0.33	800	0.33
4/23/2008	0.32	0.33	0.32	0.33	14,300	0.33
4/22/2008	0.32	0.32	0.32	0.32	3,300	0.32
4/21/2008	0.32	0.34	0.32	0.34	10,700	0.34
4/18/2008	0.32	0.33	0.32	0.33	15,600	0.33
4/17/2008	0.32	0.35	0.32	0.32	42,100	0.32
4/16/2008	0.31	0.35	0.31	0.35	8,700	0.35
4/15/2008	0.32	0.35	0.32	0.35	7,700	0.35
4/14/2008	0.31	0.35	0.31	0.35	3,600	0.35
4/11/2008	0.31	0.35	0.31	0.35	4,600	0.35
4/10/2008	0.31	0.31	0.31	0.31	7,300	0.31
4/9/2008	0.31	0.35	0.31	0.35	7,000	0.35
4/8/2008	0.30	0.35	0.30	0.35	37,000	0.35
4/7/2008	0.30	0.35	0.30	0.35	8,700	0.35
4/4/2008	0.30	0.35	0.30	0.35	300	0.35
4/3/2008	0.30	0.35	0.30	0.35	6,900	0.35
4/2/2008	0.30	0.35	0.30	0.35	27,900	0.35
4/1/2008	0.28	0.35	0.28	0.35	16,300	0.35
3/31/2008	0.28	0.35	0.28	0.35	14,400	0.35
3/28/2008	0.28	0.35	0.28	0.35	10,500	0.35
3/27/2008	0.28	0.35	0.28	0.35	1,100	0.35
3/26/2008	0.28	0.35	0.28	0.35	1,200	0.35
3/25/2008	0.28	0.35	0.28	0.35	300	0.35
3/24/2008	0.28	0.35	0.28	0.35	9,000	0.35
3/20/2008	0.28	0.35	0.28	0.35	8,400	0.35
3/19/2008	0.36	0.36	0.36	0.36	0	0.36
3/18/2008	0.29	0.36	0.28	0.36	4,900	0.36
3/17/2008	0.36	0.36	0.36	0.36	0	0.36
3/14/2008	0.28	0.36	0.28	0.36	1,400	0.36
3/13/2008	0.28	0.36	0.28	0.36	300	0.36
3/12/2008	0.28	0.36	0.28	0.36	300	0.36
3/11/2008	0.28	0.39	0.28	0.36	8,400	0.36
3/10/2008	0.28	0.34	0.28	0.34	700	0.34
3/7/2008	0.28	0.35	0.28	0.35	200	0.35
3/6/2008	0.35	0.35	0.35	0.35	0	0.35
3/5/2008	0.35	0.35	0.35	0.35	0	0.35
3/4/2008	0.35	0.35	0.35	0.35	100	0.35
3/3/2008	0.28	0.35	0.28	0.35	1,100	0.35
2/29/2008	0.30	0.40	0.30	0.40	4,000	0.40
2/28/2008	0.28	0.40	0.28	0.40	180,500	0.40
2/27/2008	0.28	0.28	0.28	0.28	257,300	0.28
2/26/2008	0.28	0.33	0.28	0.30	44,000	0.30
2/25/2008	0.30	0.30	0.30	0.30	43,900	0.30
2/22/2008	0.30	0.30	0.30	0.30	12,100	0.30
2/21/2008	0.30	0.30	0.28	0.30	45,600	0.30
2/20/2008	0.28	0.30	0.28	0.30	32,000	0.30
2/19/2008	0.28	0.33	0.28	0.33	47,000	0.33
2/15/2008	0.34	0.34	0.34	0.34	2,000	0.34
2/14/2008	0.28	0.34	0.28	0.34	4,000	0.34

COMPUTER HORIZONS CORP.
SUMMARY OF DAILY STOCK PRICES
TICKER SYMBOL: CHRZ.PK

Adjusted
Date	Open	High	Low	Close	Volume	Close
2/13/2008	0.28	0.34	0.28	0.34	1,800	0.34
2/12/2008	0.55	0.55	0.26	0.34	11,800	0.34
2/11/2008	0.58	0.61	0.58	0.61	29,600	0.61
2/8/2008	0.61	0.61	0.58	0.61	1,300	0.61
2/7/2008	0.60	0.60	0.60	0.60	0	0.60
2/6/2008	0.57	0.62	0.57	0.60	262,500	0.60
2/5/2008	0.66	0.69	0.56	0.60	387,800	0.60
2/4/2008	0.65	0.66	0.65	0.66	12,600	0.66
2/1/2008	0.65	0.65	0.65	0.65	10,900	0.65
1/31/2008	0.64	0.66	0.64	0.66	74,000	0.66
1/30/2008	0.64	0.69	0.64	0.69	4,500	0.69
1/29/2008	0.64	0.69	0.64	0.69	1,800	0.69
1/28/2008	0.66	0.66	0.66	0.66	0	0.66
1/25/2008	0.64	0.66	0.63	0.66	4,100	0.66
1/24/2008	0.63	0.70	0.63	0.70	3,100	0.70
1/23/2008	0.63	0.67	0.63	0.67	5,600	0.67
1/22/2008	0.63	0.67	0.63	0.67	14,100	0.67
1/18/2008	0.70	0.70	0.70	0.70	0	0.70
1/17/2008	0.63	0.70	0.63	0.70	1,900	0.70
1/16/2008	0.65	0.66	0.65	0.66	42,800	0.66
1/15/2008	0.66	0.66	0.66	0.66	0	0.66
1/14/2008	0.69	0.69	0.61	0.66	7,800	0.66
1/11/2008	0.63	0.69	0.61	0.69	22,100	0.69
1/10/2008	0.64	0.66	0.63	0.66	6,100	0.66
1/9/2008	0.64	0.66	0.62	0.66	13,300	0.66
1/8/2008	0.64	0.64	0.64	0.64	1,000	0.64
1/7/2008	0.61	0.65	0.61	0.65	1,200	0.65
1/4/2008	0.61	0.63	0.61	0.63	10,300	0.63
1/3/2008	0.60	0.63	0.60	0.63	27,300	0.63
1/2/2008	0.62	0.67	0.62	0.67	8,700	0.67
12/31/2007	0.62	0.67	0.62	0.67	49,100	0.67
12/28/2007	0.63	0.65	0.62	0.65	85,400	0.65
12/27/2007	0.63	0.64	0.63	0.63	44,300	0.63
12/26/2007	0.63	0.64	0.62	0.63	34,700	0.63
12/24/2007	0.60	0.62	0.60	0.62	62,200	0.62
12/21/2007	0.60	0.62	0.60	0.62	7,100	0.62
12/20/2007	0.60	0.62	0.60	0.62	18,800	0.62
12/19/2007	0.49	0.62	0.49	0.62	676,600	0.62
12/18/2007	0.49	0.50	0.49	0.49	218,200	0.49
12/17/2007	0.49	0.50	0.47	0.49	183,700	0.49
12/14/2007	0.48	0.49	0.48	0.49	183,500	0.49
12/13/2007	0.48	0.48	0.46	0.48	852,200	0.48
12/12/2007	0.47	0.48	0.45	0.48	6,300	0.48
12/11/2007	0.46	0.49	0.46	0.49	54,300	0.49
12/10/2007	0.45	0.49	0.45	0.49	34,000	0.49
12/7/2007	0.45	0.47	0.45	0.47	19,500	0.47
12/6/2007	0.45	0.45	0.45	0.45	168,800	0.45
12/5/2007	0.45	0.46	0.45	0.45	305,000	0.45
12/4/2007	0.46	0.46	0.43	0.45	327,300	0.45

COMPUTER HORIZONS CORP.
SUMMARY OF DAILY STOCK PRICES
TICKER SYMBOL: CHRZ.PK

Adjusted
Date	Open	High	Low	Close	Volume	Close
12/3/2007	0.43	0.47	0.42	0.46	234,500	0.46
11/30/2007	0.47	0.47	0.42	0.44	65,400	0.44
11/29/2007	0.45	0.50	0.40	0.44	2,512,200	0.44
11/28/2007	0.45	0.50	0.45	0.50	16,800	0.50
11/27/2007	0.45	0.52	0.45	0.50	1,200	0.50
11/26/2007	0.51	0.51	0.51	0.51	0	0.51
11/23/2007	0.45	0.51	0.45	0.51	4,600	0.51
11/21/2007	0.45	0.51	0.44	0.51	155,300	0.51
11/20/2007	0.43	0.45	0.41	0.45	54,100	0.45
11/19/2007	0.46	0.46	0.40	0.44	258,200	0.44
11/16/2007	0.50	0.50	0.45	0.48	133,100	0.48
11/15/2007	0.53	0.53	0.49	0.52	206,000	0.52
11/14/2007	0.54	0.55	0.52	0.54	125,800	0.54
11/13/2007	0.54	0.57	0.54	0.57	72,900	0.57
11/12/2007	0.54	0.56	0.54	0.56	22,600	0.56
11/9/2007	0.54	0.57	0.54	0.57	4,600	0.57
11/8/2007	0.53	0.58	0.53	0.57	1,600	0.57
11/7/2007	0.55	0.55	0.53	0.55	341,400	0.55
11/6/2007	0.55	0.56	0.55	0.55	20,800	0.55
11/5/2007	0.55	0.56	0.55	0.56	352,700	0.56
11/2/2007	0.55	0.55	0.55	0.55	31,900	0.55
11/1/2007	0.55	0.56	0.54	0.55	178,200	0.55
10/31/2007	0.55	0.56	0.55	0.56	59,800	0.56
10/30/2007	0.54	0.57	0.53	0.56	21,400	0.56
10/29/2007	0.55	0.56	0.54	0.56	32,400	0.56
10/26/2007	0.57	0.57	0.57	0.57	1,400	0.57
10/25/2007	0.54	0.57	0.54	0.57	12,700	0.57
10/24/2007	0.54	0.55	0.54	0.54	12,100	0.54
10/23/2007	0.53	0.55	0.53	0.55	20,700	0.55
10/22/2007	0.55	0.55	0.55	0.55	10,000	0.55
10/19/2007	0.54	0.55	0.53	0.55	8,900	0.55
10/18/2007	0.54	0.54	0.53	0.54	40,800	0.54
10/17/2007	0.54	0.55	0.53	0.54	28,100	0.54
10/16/2007	0.53	0.55	0.53	0.54	13,800	0.54
10/15/2007	0.53	0.57	0.53	0.55	24,600	0.55
10/12/2007	0.53	0.55	0.53	0.55	39,200	0.55
10/11/2007	0.52	0.54	0.52	0.53	19,300	0.53
10/10/2007	0.53	0.53	0.52	0.53	73,600	0.53
10/9/2007	0.53	0.54	0.53	0.54	23,400	0.54
10/8/2007	0.52	0.54	0.52	0.54	12,700	0.54
10/5/2007	0.53	0.54	0.53	0.54	3,100	0.54
10/4/2007	0.54	0.54	0.53	0.54	42,200	0.54
10/3/2007	0.55	0.55	0.53	0.55	24,000	0.55
10/2/2007	0.58	0.59	0.54	0.58	69,900	0.58
10/1/2007	0.58	0.61	0.58	0.60	9,400	0.60
9/28/2007	0.59	0.60	0.58	0.60	113,800	0.60
9/27/2007	0.60	0.60	0.60	0.60	500	0.60
9/26/2007	0.59	0.59	0.59	0.59	300	0.59
9/25/2007	0.60	0.61	0.59	0.61	232,200	0.61

COMPUTER HORIZONS CORP.
SUMMARY OF DAILY STOCK PRICES
TICKER SYMBOL: CHRZ.PK

Adjusted
Date	Open	High	Low	Close	Volume	Close
9/24/2007	0.61	0.62	0.60	0.61	14,700	0.61
9/21/2007	0.61	0.63	0.61	0.61	47,300	0.61
9/20/2007	0.61	0.63	0.60	0.61	132,700	0.61
9/19/2007	0.62	0.64	0.61	0.62	118,800	0.62
9/18/2007	0.62	0.66	0.61	0.64	106,500	0.64
9/17/2007	0.65	0.67	0.65	0.67	3,300	0.67
9/14/2007	0.62	0.65	0.61	0.65	5,500	0.65
9/13/2007	0.62	0.62	0.62	0.62	4,300	0.62
9/12/2007	0.64	0.64	0.62	0.62	43,500	0.62
9/11/2007	0.64	0.64	0.64	0.64	2,500	0.64
9/10/2007	0.66	0.66	0.66	0.66	8,800	0.66
9/7/2007	0.66	0.66	0.66	0.66	16,500	0.66
9/6/2007	0.67	0.67	0.66	0.66	9,000	0.66
9/5/2007	0.68	0.68	0.67	0.67	1,800	0.67
9/4/2007	0.65	0.69	0.63	0.69	58,700	0.69
8/31/2007	0.68	0.69	0.66	0.69	85,700	0.69
8/30/2007	0.66	0.68	0.66	0.67	24,700	0.67
8/29/2007	0.68	0.68	0.66	0.67	30,200	0.67
8/28/2007	0.69	0.69	0.68	0.69	14,400	0.69
8/27/2007	0.69	0.70	0.69	0.69	130,900	0.69
8/24/2007	0.69	0.70	0.69	0.69	5,500	0.69
8/23/2007	0.69	0.71	0.69	0.69	2,800	0.69
8/22/2007	0.71	0.71	0.70	0.70	17,500	0.70
8/21/2007	0.70	0.73	0.70	0.73	39,200	0.73
8/20/2007	0.69	0.73	0.69	0.73	8,600	0.73
8/17/2007	0.74	0.75	0.70	0.73	1,071,800	0.73
8/16/2007	0.75	0.75	0.74	0.74	24,100	0.74
8/15/2007	0.75	0.75	0.75	0.75	435,400	0.75
8/14/2007	0.75	0.75	0.74	0.75	387,800	0.75
8/13/2007	0.75	0.77	0.75	0.77	115,900	0.77
8/10/2007	0.77	0.77	0.75	0.76	47,800	0.76
8/9/2007	0.75	0.75	0.75	0.75	28,300	0.75
8/8/2007	0.75	0.75	0.75	0.75	6,400	0.75
8/7/2007	0.75	0.77	0.75	0.77	3,800	0.77
8/6/2007	0.75	0.75	0.75	0.75	14,200	0.75
8/3/2007	0.75	0.77	0.75	0.77	1,000	0.77
8/2/2007	0.75	0.77	0.75	0.77	1,700	0.77
8/1/2007	0.76	0.77	0.75	0.77	233,200	0.77
7/31/2007	0.75	0.76	0.75	0.76	12,700	0.76
7/30/2007	0.75	0.76	0.75	0.76	3,900	0.76
7/27/2007	0.75	0.75	0.75	0.75	0	0.75
7/26/2007	0.75	0.75	0.75	0.75	67,500	0.75
7/25/2007	0.75	0.75	0.75	0.75	2,000	0.75
7/24/2007	0.75	0.75	0.75	0.75	100	0.75
7/23/2007	0.75	0.76	0.75	0.76	1,900	0.76
7/20/2007	0.75	0.76	0.75	0.76	15,700	0.76
7/19/2007	0.75	0.75	0.75	0.75	37,300	0.75
7/18/2007	0.75	0.76	0.75	0.75	31,500	0.75
7/17/2007	0.75	0.75	0.75	0.75	12,000	0.75

COMPUTER HORIZONS CORP.
SUMMARY OF DAILY STOCK PRICES
TICKER SYMBOL: CHRZ.PK

Adjusted
Date	Open	High	Low	Close	Volume	Close
7/16/2007	0.75	0.76	0.75	0.75	206,100	0.75
7/13/2007	0.76	0.77	0.75	0.77	151,900	0.77
7/12/2007	0.76	0.77	0.75	0.77	211,600	0.77
7/11/2007	0.79	0.79	0.75	0.76	159,800	0.76
7/10/2007	0.75	0.80	0.75	0.79	106,000	0.79
7/9/2007	0.73	0.75	0.73	0.75	198,700	0.75
7/6/2007	0.74	0.75	0.73	0.75	15,200	0.75
7/5/2007	0.73	0.75	0.73	0.75	78,000	0.75
7/3/2007	0.70	0.73	0.69	0.73	409,300	0.73
7/2/2007	0.68	0.69	0.68	0.68	27,500	0.68
6/29/2007	0.70	0.70	0.68	0.70	26,200	0.70
6/28/2007	0.70	0.70	0.70	0.70	0	0.70
6/27/2007	0.68	0.70	0.68	0.70	20,200	0.70
6/26/2007	0.69	0.70	0.68	0.69	46,700	0.69
6/25/2007	0.69	0.69	0.69	0.69	31,300	0.69
6/22/2007	0.69	0.69	0.69	0.69	21,000	0.69
6/21/2007	0.69	0.69	0.69	0.69	17,900	0.69
6/20/2007	0.69	0.69	0.69	0.69	5,500	0.69
6/19/2007	0.70	0.70	0.70	0.70	0	0.70
6/18/2007	0.69	0.70	0.68	0.70	21,000	0.70
6/15/2007	0.69	0.69	0.69	0.69	5,100	0.69
6/14/2007	0.68	0.70	0.68	0.69	55,500	0.69
6/13/2007	0.70	0.70	0.69	0.70	15,300	0.70
6/12/2007	0.70	0.70	0.69	0.70	114,500	0.70
6/11/2007	0.69	0.70	0.69	0.70	26,100	0.70
6/8/2007	0.69	0.70	0.69	0.70	12,600	0.70
6/7/2007	0.69	0.69	0.69	0.69	24,400	0.69
6/6/2007	0.69	0.70	0.68	0.69	169,900	0.69
6/5/2007	0.69	0.70	0.69	0.69	118,200	0.69
6/4/2007	0.70	0.71	0.69	0.70	58,400	0.70
6/1/2007	0.71	0.71	0.69	0.70	32,700	0.70
5/31/2007	0.69	0.71	0.69	0.71	14,500	0.71
5/30/2007	0.69	0.70	0.69	0.70	67,400	0.70
5/29/2007	0.70	0.70	0.69	0.69	18,000	0.69
5/25/2007	0.70	0.71	0.70	0.70	8,900	0.70
5/24/2007	0.70	0.70	0.70	0.70	7,800	0.70
5/23/2007	0.70	0.70	0.70	0.70	5,500	0.70
5/22/2007	0.70	0.70	0.69	0.70	22,500	0.70
5/21/2007	0.70	0.70	0.69	0.70	16,700	0.70
5/18/2007	0.70	0.70	0.69	0.69	4,800	0.69
5/17/2007	0.70	0.71	0.70	0.70	10,200	0.70
5/16/2007	0.69	0.70	0.69	0.70	12,900	0.70
5/15/2007	0.70	0.71	0.70	0.70	9,100	0.70
5/14/2007	0.71	0.72	0.70	0.70	71,200	0.70
5/11/2007	0.70	0.70	0.70	0.70	14,600	0.70
5/10/2007	0.70	0.72	0.70	0.70	1,800	0.70
5/9/2007	0.70	0.72	0.70	0.72	1,000	0.72
5/8/2007	0.69	0.71	0.69	0.71	22,600	0.71
5/7/2007	0.71	0.74	0.70	0.72	47,400	0.72

COMPUTER HORIZONS CORP.
SUMMARY OF DAILY STOCK PRICES
TICKER SYMBOL: CHRZ.PK

Adjusted
Date	Open	High	Low	Close	Volume	Close
5/4/2007	0.74	0.74	0.72	0.74	30,700	0.74
5/3/2007	0.70	0.75	0.70	0.75	131,700	0.75
5/2/2007	0.69	0.70	0.69	0.70	80,500	0.70
5/1/2007	0.70	0.71	0.69	0.70	32,600	0.70
4/30/2007	0.70	0.72	0.70	0.72	18,800	0.72
4/27/2007	0.70	0.71	0.70	0.70	2,900	0.70
4/26/2007	0.69	0.70	0.69	0.70	26,500	0.70
4/25/2007	0.68	0.72	0.68	0.72	317,200	0.72
4/24/2007	0.69	0.69	0.68	0.69	69,300	0.69
4/23/2007	0.69	0.71	0.66	0.69	421,100	0.69
4/20/2007	0.72	0.73	0.68	0.68	373,500	0.68
4/19/2007	0.73	0.74	0.71	0.73	105,300	0.73
4/18/2007	0.73	0.73	0.73	0.73	6,900	0.73
4/17/2007	0.74	0.74	0.73	0.74	63,800	0.74
4/16/2007	0.72	0.74	0.72	0.74	23,100	0.74
4/13/2007	0.71	0.73	0.71	0.72	60,000	0.72
4/12/2007	0.70	0.72	0.70	0.72	60,000	0.72
4/11/2007	0.70	0.71	0.70	0.70	13,300	0.70
4/10/2007	0.70	0.72	0.70	0.70	198,700	0.70
4/9/2007	0.71	0.73	0.67	0.70	320,800	0.70
4/5/2007	0.73	0.74	0.72	0.72	562,200	0.72
4/4/2007	0.74	0.75	0.74	0.74	138,400	0.74
4/3/2007	0.74	0.76	0.74	0.76	242,600	0.76
4/2/2007	0.70	0.77	0.70	0.74	168,500	0.74
3/30/2007	0.75	0.77	0.74	0.75	248,300	0.75
3/29/2007	0.74	0.76	0.74	0.76	575,600	0.76
3/28/2007	0.76	0.76	0.72	0.74	1,794,700	0.74
3/27/2007	4.73	4.73	4.69	4.69	1,100,500	0.69
3/26/2007	4.70	4.71	4.70	4.71	40,900	0.69
3/23/2007	4.70	4.71	4.69	4.71	96,900	0.69
3/22/2007	4.68	4.72	4.67	4.72	145,100	0.69
3/21/2007	4.68	4.71	4.67	4.70	98,400	0.69
3/20/2007	4.66	4.72	4.65	4.71	224,900	0.69
3/19/2007	4.66	4.68	4.64	4.68	280,000	0.69
3/16/2007	4.68	4.68	4.64	4.66	545,100	0.69
3/15/2007	4.69	4.69	4.64	4.66	598,400	0.69
3/14/2007	4.67	4.70	4.66	4.69	363,100	0.69
3/13/2007	4.70	4.70	4.67	4.69	194,100	0.69
3/12/2007	4.71	4.71	4.68	4.69	857,700	0.69
3/9/2007	4.69	4.71	4.68	4.70	86,700	0.69
3/8/2007	4.69	4.71	4.68	4.68	175,900	0.69
3/7/2007	4.68	4.71	4.68	4.70	236,000	0.69
3/6/2007	4.69	4.71	4.68	4.68	325,900	0.69
3/5/2007	4.71	4.71	4.68	4.69	79,600	0.69
3/2/2007	4.67	4.68	4.64	4.66	91,700	0.69
3/1/2007	4.66	4.69	4.65	4.68	62,600	0.69
2/28/2007	4.65	4.70	4.65	4.67	28,200	0.69
2/27/2007	4.64	4.71	4.64	4.65	64,200	0.68
2/26/2007	4.64	4.66	4.63	4.65	97,300	0.68

COMPUTER HORIZONS CORP.
SUMMARY OF DAILY STOCK PRICES
TICKER SYMBOL: CHRZ.PK

Adjusted
Date	Open	High	Low	Close	Volume	Close
2/23/2007	4.63	4.64	4.62	4.64	51,900	0.68
2/22/2007	4.59	4.65	4.59	4.63	59,200	0.68
2/21/2007	4.60	4.65	4.57	4.64	270,000	0.68
2/20/2007	4.58	4.61	4.57	4.58	754,900	0.67
2/16/2007	4.60	4.61	4.57	4.60	1,131,700	0.68
2/15/2007	4.54	4.61	4.50	4.59	218,600	0.68
2/14/2007	4.49	4.55	4.45	4.55	61,400	0.67
2/13/2007	4.47	4.51	4.45	4.51	57,900	0.66
2/12/2007	4.47	4.52	4.43	4.52	164,400	0.66
2/9/2007	4.48	4.52	4.43	4.51	63,700	0.66
2/8/2007	4.52	4.52	4.29	4.51	118,200	0.66
2/7/2007	4.52	4.52	4.45	4.52	30,800	0.66
2/6/2007	4.48	4.53	4.47	4.53	49,000	0.67
2/5/2007	4.41	4.52	4.41	4.50	78,400	0.66
2/2/2007	4.43	4.52	4.43	4.50	31,800	0.66
2/1/2007	4.49	4.52	4.39	4.51	152,700	0.66
1/31/2007	4.46	4.51	4.35	4.51	136,800	0.66
1/30/2007	4.47	4.49	4.39	4.47	102,300	0.66
1/29/2007	4.42	4.51	4.42	4.51	41,000	0.66
1/26/2007	4.37	4.45	4.37	4.45	34,300	0.65
1/25/2007	4.33	4.37	4.30	4.37	55,700	0.64
1/24/2007	4.30	4.33	4.28	4.32	245,900	0.64
1/23/2007	4.28	4.34	4.25	4.29	204,000	0.63
1/22/2007	4.28	4.33	4.24	4.26	244,900	0.63
1/19/2007	4.30	4.36	4.27	4.29	129,300	0.63
1/18/2007	4.42	4.44	4.34	4.35	74,100	0.64
1/17/2007	4.42	4.47	4.34	4.45	115,800	0.65
1/16/2007	4.48	4.49	4.39	4.49	231,600	0.66
1/12/2007	4.44	4.51	4.34	4.48	298,800	0.66
1/11/2007	4.44	4.52	4.44	4.47	259,000	0.66
1/10/2007	4.49	4.56	4.31	4.47	238,500	0.66
1/9/2007	4.52	4.58	4.50	4.57	160,800	0.67
1/8/2007	4.51	4.58	4.51	4.56	222,800	0.67
1/5/2007	4.53	4.55	4.51	4.54	200,700	0.67
1/4/2007	4.53	4.57	4.51	4.53	156,600	0.67
1/3/2007	4.49	4.55	4.47	4.53	420,400	0.67
12/29/2006	4.49	4.55	4.48	4.52	49,800	0.66
12/28/2006	4.53	4.53	4.49	4.49	124,800	0.66
12/27/2006	4.57	4.59	4.54	4.55	130,300	0.67
12/26/2006	4.51	4.59	4.51	4.57	132,700	0.67
12/22/2006	4.52	4.55	4.52	4.52	28,600	0.66
12/21/2006	4.56	4.59	4.52	4.55	87,800	0.67
12/20/2006	4.54	4.59	4.54	4.57	118,000	0.67
12/19/2006	4.55	4.57	4.52	4.56	70,500	0.67
12/18/2006	4.54	4.59	4.54	4.56	86,000	0.67
12/15/2006	4.59	4.59	4.54	4.55	166,000	0.67
12/14/2006	4.59	4.60	4.58	4.58	102,500	0.67
12/13/2006	4.55	4.60	4.55	4.59	150,400	0.68
12/12/2006	4.58	4.60	4.54	4.58	113,200	0.67

COMPUTER HORIZONS CORP.
SUMMARY OF DAILY STOCK PRICES
TICKER SYMBOL: CHRZ.PK

Adjusted
Date	Open	High	Low	Close	Volume	Close
12/11/2006	4.60	4.61	4.55	4.60	127,200	0.68
12/8/2006	4.54	4.65	4.54	4.59	118,400	0.68
12/7/2006	4.58	4.60	4.55	4.56	205,900	0.67
12/6/2006	4.55	4.61	4.54	4.61	253,600	0.68
12/5/2006	4.60	4.60	4.54	4.58	204,900	0.67
12/4/2006	4.59	4.60	4.52	4.57	183,700	0.67
12/1/2006	4.61	4.66	4.55	4.62	123,800	0.68
11/30/2006	4.63	4.69	4.56	4.68	104,500	0.69
11/29/2006	4.61	4.68	4.56	4.68	72,400	0.69
11/28/2006	4.59	4.60	4.54	4.60	317,600	0.68
11/27/2006	4.55	4.60	4.54	4.56	77,700	0.67
11/24/2006	4.59	4.60	4.50	4.58	90,500	0.67
11/22/2006	4.62	4.64	4.45	4.55	158,500	0.67
11/21/2006	4.60	4.67	4.60	4.66	39,700	0.69

EXHIBIT V

SUMMARY OF RESTRICTED STOCK STUDIES

Study	Period Covered	# of Transactions	Average Discount	Median Discount
SEC Institutional Investor Studies[1]	1966 – 1969	398	25.8%	24.0%
Milton Gelman[2]	1968 – 1970	89	33.0%	33.0%
Robert R. Trout[3]	1968 – 1972	60	33.5%	n/a
Robert E. Moroney[4]	1969 – 1973	146	35.6%	33.0%
J. Michael Maher[5]	1969 – 1973	33	35.4%	33.0%
Standard Research Consultants[6]	1978 – 1982	28	n/a	45.0%
Hall and Polacek[7]	1979 – 1992	unknown	23.0%	n/a
FMV Opinions, Inc.[8]	1980 – 1997	243	22.1%	20.1%
Management Planning[9]	1980 – 1995	49	27.7%	28.8%
Willamette Management[10]	1981 – 1984	33	n/a	31.2%
William L. Silber[11]	1981 – 1988	69	33.8%	n/a
Bruce Johnson[12]	1991 – 1995	72	20.0%	n/a
Columbia Financial Advisors[13]	1996 – 1997	23	21.0%	14.0%
Columbia Financial Advisors	1997 – 1998	15	13.0%	9.0%

Source:
"Valuation Discounts and Premiums”, Financial Valuation – Applications and Models, James R. Hitchner, 2003, John Wiley & Sons, Inc., Hoboken, New Jersey, pp. 295 - 311.

1 Securities and Exchange Commission, "Discounts Involved in Purchases of Common Stock (1966-1969)," Institutional Investor Study Report of the Securities and Exchange Commission, H.R. Doc. No. 64, Part 5, 92d Cong., 1st Sess. 1971, pp. 2444-2456.

2 Milton Gelman, "An Economist-Financial Analyst's Approach to Valuing Stock of a Closely Held Company," Journal of Taxation, June 1972, pp. 353-354.

3 Robert R. Trout, "Estimation of the Discount Associated with the Transfer of Restricted Securities," Taxes, June 1977, pp. 381-385.

4 Robert E. Moroney, "Most Courts Overvalue Closely Held Stocks," Taxes, March 1973, pp. 144-154.  Although the years covered in this study are likely to be 1969-1973, no specific years were given in the published account.

5 J. Michael Maher, "Discounts for a Lack of Marketability for Closely-Held Business Interests." Taxes, September 1976, pp. 562-571.

6 Charles Stryker and William F. Pittock, "Revenue Ruling 77-287 Revisited," SRC Quarterly Reports, Spring 1983, pp. 1-3.

7 Lance S. Hall and Timoth G. Polacek, “Strategies for Obtaining the Largest Valuation Discounts”, Estate Planning (January/February 1994), pp. 38-44.

8 Lance S. Hall and Espen Robak, “Bringing Sanity to Marketability Discounts: A New Data Source”, Valuation Strategies, Vol. 4, No. 6 (July/August 2001).

9 Christopher Z. Mercer, Quantifying Marketability Discounts, Peabody Publishing, LP, 1997, pp. 345-364.

10 Shannon P. Pratt, Robert F. Reilly and Robert R. Schweihs, Valuing a Business: The Analysis and Appraisal of Closely Held Companies, Third Edition, Irwin Professional Publishing, Homewood, Illinois, p. 341.

11 William L. Silber, “Discounts of Restricted Stock: The Impact of Illiquidity on Stock Prices”, Financial Analysts Journal (July/August 1991), pp. 60-64.

12 Bruce Johnson, “Restricted Stock Discount, 1991 – 95”, Shannon Pratt’s Business Valuation Update, Vol. 5, No. 3 (March 1999), pp. 1-3.

13 Kathryn F. Aschwald, “Restricted Stock Discounts Decline as Result of 1-Year Holding Period – Studies After 1990 ‘No Longer Relevant’ for Lack of Marketability Discounts”, Shannon Pratt’s Business Valuation Update, Vol. 6, No. 5 (May 2000), pp. 1-5.

EXHIBIT VI

COMPUTER HORIZONS CORP.
DERIVATION OF ADJUSTED NET ASSET VALUE

	Reported		Proforma
Assets	Sep 30, 2008	Realized	Nov 21, 2008

Current:
Cash and cash equivalents	$14,971,000	100.0%	$14,971,000
Due from TEKsystems	481,000	100.0%	481,000
Federal tax receivable	508,000	100.0%	508,000
State tax receivable	909,000	100.0%	909,000
Prepaid expenses and other	24,000	100.0%	24,000

Total current assets	16,893,000		16,893,000

Total property and equipment, net	4,000		4,000

Total assets	$16,897,000		$16,897,000

Total liabilities	(3,807,000)		(3,807,000)

Adjusted net asset value	$13,090,000		$13,090,000

Common shares outstanding, fully diluted			35,000,104

Adjusted net asset value per share			$0.374